EXHIBIT 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE March 1, 2011	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Reports Fourth Quarter and Year End 2010 Results

HOUSTON, TX – (March 1, 2011) Cal Dive International, Inc. (NYSE:DVR) reported a net loss for fiscal 2010 of $315.8 million and $3.47 per diluted share.  This compares to net income of $76.6 million and $.81 per diluted share for fiscal 2009.  The 2010 net loss includes $302.5 million ($3.32 per diluted share) in non-cash impairment charges related to goodwill and four idle construction barges recorded during the third quarter.  Excluding the impairment charges, the Company recorded a non-GAAP net loss of $13.3 million, or $.15 per diluted share for the year.  Aside from the non-cash impairment charges, the net loss is primarily due to a decrease in new construction services worldwide and a decrease in demand for hurricane repair work in the US Gulf of Mexico.    In addition, the Company experienced lower day rates across the diving fleet during 2010.  Work relating to cleanup efforts for the oil spill as a result of the Macondo well blowout partially offset the decline.

Cal Dive also reported a fourth quarter 2010 net loss of $2.4 million, or $.03  per diluted share compared to net income of $2.8 million, or $.03 per diluted share for the fourth quarter 2009.  The fourth quarter 2010 net loss includes $2.8 million ($.03 per diluted share) in non-cash tax expense related to a tax valuation allowance recorded due to the uncertainty of future tax benefit related to certain foreign net operating losses.  Excluding the valuation allowance, the Company recorded non-GAAP net income for the fourth quarter 2010 of $0.4 million, or break-even earnings per diluted share. In addition to the valuation allowance, the net loss for the fourth quarter is primarily due to the fact that the Company completed several large construction projects during the fourth quarter of 2009, which did not reoccur in 2010.

Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated, “Our fourth quarter activity levels were fairly consistent with the prior year’s fourth quarter with solid activity until winter weather set in and customers closed down spending for the year.  The quarter brought a close to a very challenging year.  The industry endured an unprecedented offshore incident with the Macondo well blowout that had a significant negative impact on the way our customers conduct business in the US Gulf of Mexico.  Permitting activity was virtually shut down in this region following the blowout.  This, coupled with a reduced volume of hurricane repair work, greatly affected our profitability in 2010.  Internationally, we did not secure a project in Mexico in 2010 as we did in 2009 and our Southeast Asia operations also experienced significantly lower activity levels, especially during the first half of the year, highlighting an increasingly competitive market with new capacity coming into service.

While we are disappointed in our financial results for 2010, we are very proud of the project execution and safety achieved by our men and women offshore, which is critical in a tough market like this.  We have also continued to manage our balance sheet conservatively to ensure adequate liquidity and financial flexibility for growth opportunities.  We finished 2010 with no borrowings under our $300 million revolving credit facility and approximately $141 million in net debt.

Moving forward to 2011, we expect activity levels to slowly recover in the US Gulf of Mexico as operators adjust to the new requirements and regulations related to drilling activity.  While permitting activity is still relatively slow in the region, it has shown signs of improving, which is a positive development.  In addition, we expect to remain busy with inspection, repair, and maintenance work as well as decommissioning and salvage work during the good weather months.  While the timing and financial impact from the recently issued regulation related to “idle iron” is still uncertain, we do expect this to have a positive impact on our activity levels over the long term.  Internationally, 2011 is off to a good start with our recent project award in Mexico.  We continue to be busy in Australia with diving related work and are excited about the market opportunities in that region.  While the long term outlook and related bidding activity remains strong in the Southeast Asia market, it is still very competitive with new capacity coming online, especially in the new construction market.  We are actively evaluating growth opportunities and other ways to better compete in that area.”

Financial Highlights

•	Backlog: Contracted backlog was $191.5 million as of December 31, 2010 compared to backlog of $233.4 million at September 30, 2010 and $183.0 million at December 31, 2009.

•
Revenues:  Fiscal year 2010 revenues decreased by $292.9 million, or 35%, to $536.5 million as compared to fiscal year 2009, while fourth quarter 2010 revenues increased by $13.6 million, or 9%, to $161.0 million as compared to the fourth quarter of 2009.  The annual decrease is primarily due to the reduction in new construction services worldwide as well as a decrease in hurricane repair work in the US Gulf of Mexico.

•
Gross Profit: Fiscal year 2010 gross profit decreased by $153.4 million, or 71%, to $62.4 million as compared to fiscal year 2009, while fourth quarter 2010 gross profit decreased by $12.5 million, or 35%, to $23.7 million as compared to the fourth quarter of 2009. The annual and quarterly decreases are primarily due to the same reasons as the annual revenue decrease discussed above.

•
SG&A: Fiscal year 2010 SG&A decreased by $13.6 million, or 18%, to $60.1 million as compared to fiscal year 2009, while fourth quarter 2010 SG&A decreased by $5.2 million to $14.9 million as compared to the fourth quarter of 2009.  The annual and quarterly decreases are primarily due to lower incentive compensation and various cost reduction measures implemented by the Company in response to the current level of business activity.  As a percentage of revenue, SG&A was 11.2% for the year 2010 compared to 8.9% for 2009.

•
Net Interest Expense: Fiscal year 2010 net interest expense decreased by $4.7 million to $9.1 million as compared to fiscal year 2009, while fourth quarter 2010 net interest expense decreased by $1.0 million to $2.2 million as compared to the fourth quarter 2009, primarily due to lower outstanding borrowings.

•
Income Tax Expense: The effective tax rate for the year 2010 was 1.7% compared to 35.4% for 2009, while the effective tax rate for the fourth quarter of 2010 was 137.8% compared to 71.7% for the fourth quarter of 2009.  The lower effective tax rate for fiscal 2010 results in a lower tax benefit realized on the pre-tax loss incurred.   The change in the annual effective tax rate is primarily due to the non-cash impairment charges related to non-deductible goodwill and four idle construction barges recorded during the third quarter, which decreased our current year effective tax rate by approximately 30%.  The change in the effective tax rate for the fourth quarter is primarily due to the non-cash valuation allowance related to certain foreign net operating losses.

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Balance Sheet:  Total debt was $165.3 million in a term loan, and cash and cash equivalents were $24.6 million, for a net debt position of $140.7 million as of December 31, 2010, compared to net debt positions of $172.2 million at September 30, 2010 and $182.6 million at December 31, 2009.  As of December 31, 2010, the Company had no borrowings outstanding under its $300 million revolving credit facility.

Further details will be provided during Cal Dive’s conference call, scheduled for 9 a.m. Central Time on March 2, 2011.  The teleconference dial-in numbers are: (800) 561-2601 (domestic), (617) 614-3518 (international), passcode 14154704.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com.  A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East, India and the Mediterranean, with a fleet of 29 vessels, including 19 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including current economic and financial market conditions, changes in commodity prices for natural gas and oil and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the impact on the market and regulatory environment in the U.S. Gulf of Mexico resulting from the Macondo well blowout, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, and other risks detailed in our Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	4th Quarter		Year ended December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Revenues	$161,040	$147,396	$536,468	$829,362
Cost of sales	137,367	111,208	474,026	613,477
Gross profit (loss)	23,673	36,188	62,442	215,885
Goodwill impairment	-	-	292,469	-
Fixed asset impairment	91	-	23,242	-
Selling and administrative expenses	14,878	20,063	60,138	73,787
Gain (loss) on sale of assets	12	(99)	1,325	301
Provision for doubtful accounts	-	1,515	(167)	7,992
Income (loss) from operations	8,716	14,511	(311,915)	134,407
Interest expense, net	2,225	3,203	9,060	13,801
Other expense, net	193	1,275	317	2,069
Income (loss) before income taxes	6,298	10,033	(321,292)	118,537
Income tax expense (benefit)	8,680	7,193	(5,443)	41,910
Net income (loss)	$(2,382)	$2,840	$(315,849)	$76,627

Earnings (loss) per common share:
Basic earnings (loss) per share	$(0.03)	$0.03	$(3.47)	$0.81
Fully-diluted earnings (loss) per share	$(0.03)	$0.03	$(3.47)	$0.81

Weighted average shares outstanding:
Basic	91,130	90,378	91,067	91,884
Fully-diluted	91,130	90,385	91,067	91,927

Other financial data:
Depreciation and amortization	17,008	18,469	68,961	76,313
Non-Cash Stock Compensation Expense	2,061	1,943	7,427	7,272
EBITDA	27,683	34,178	79,867	216,453

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS	December 31, 2010	December 31, 2009
	(unaudited)
Current assets:
Cash and cash equivalents	$24,576	$52,413
Accounts receivable -
Trade, net of allowance for uncollectable accounts	86,239	119,499
Contracts in progress	26,829	24,511
Income tax receivable	2,182	2,173
Deferred income taxes	3,425	3,183
Other current assets	17,439	22,929
Total current assets	160,690	224,708

Property and equipment	799,757	797,387
Less - Accumulated depreciation	(231,966)	(188,154)
Net property and equipment	567,791	609,233

Other assets:
Goodwill	-	292,469
Deferred drydock costs	14,602	16,976
Other assets, net	9,218	12,593
Total assets	$752,301	$1,155,979

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$58,685	$49,680
Advanced billings on contracts	5	3,512
Current maturities of long-term debt	59,328	80,000
Accrued liabilities	23,276	39,668
Income tax payable	4,462	6,025
Total current liabilities	145,756	178,885

Long-term debt	106,008	155,000
Deferred income taxes	109,434	121,973
Other long term liabilities	3,392	5,323
Total liabilities	364,590	461,181

Stockholders' equity	387,711	694,798
Total liabilities and stockholders' equity	$752,301	$1,155,979

Calculation of Earnings (Loss) Per Share
(in thousands, except per share amounts)

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) attributable to common shares by the weighted-average shares of outstanding common stock. The calculation of diluted EPS is similar to basic EPS, except the denominator includes dilutive common stock equivalents. The components of basic and diluted EPS for common shares for quarters and years ended December 31, 2010 and 2009 were as follows :

	4th Quarter		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Numerator:
Net income (loss)	$(2,382)	$2,840	$(315,849)	$76,627
Less: Net income (loss) allocated to unvested restricted stock
restricted stock	-	86	-	2,205
Net income (loss) attributable to common shares	$(2,382)	$2,754	$(315,849)	$74,422

Denominator:
Basic weighted average shares outstanding	91,130	90,378	91,067	91,884
Dilutive share-based employee compensation plan (1)	-	7	-	43
Diluted weighted average shares outstanding	91,130	90,385	91,067	91,927

Earnings (Loss) per share:
Total basic	$(0.03)	$0.03	$(3.47)	$0.81
Total diluted	$(0.03)	$0.03	$(3.47)	$0.81

(1)	No losses were allocated to unvested restricted shares outstanding in the computation of diluted earnings per share, because to do so would be anti-dilutive.

Reconciliation of Non-GAAP Financial Measures
For the Periods Ended December 31, 2010 and 2009
(in thousands)

In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity. EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA (i) to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and (ii) in communications with lenders, rating agencies and others, concerning our financial performance.

The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	4th Quarter		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
EBITDA	$27,683	$34,178	$79,867	$216,453
Less: Depreciation & Amortization	17,008	18,469	68,961	76,313
Less: Non-Cash Stock Compensation Expense	2,061	1,943	7,427	7,272
Less: Net Interest Expense	2,225	3,203	9,060	13,801
Less: Income Tax Expense (Benefit)	8,680	7,193	(5,443)	41,910
Less: Non-Cash Goodwill Impairment Charge	-	-	292,469	-
Less: Non-Cash Impairment Charge	91	530	23,242	530
Net Income (Loss)	$(2,382)	$2,840	$(315,849)	$76,627

	As of 12/31/10
Total Debt	$165,336
Less: Cash	(24,576)
Net Debt	$140,760